GEOLOGICAL REPORT OF THE MULUNCAY DEPOSIT
OF THE
PORTOVELO-ZARUMA-AYAPAMBA AREA

EL ORO PROVINCE, ECUADOR

Prepared For Ecuadorgoldcorp S.A

AUTHOR: WIMER CASTRO

FEBRUARY, 2008

i

TABLE OF CONTENTS

INTRODUCTION	1

HISTORY	1

DESCRIPTION AND LOCATION	4

ACCESABILITY, CLIMATE, VEGETATION AND LOCAL FACILITIES	4

LOCAL AND REGIONAL GEOLOGICAL SETTING	6

DEPOSIT TYPES	7

LOCAL AND REGIONAL MINERALIZATION	8

EXPLORATION	10

DDH DRILLING	12

SAMPLING METHOD	12

SAMPLE PREPARATION FOR TESTING	12

ADJACENT CONCESSIONS	12

EXPLORATION POTENTIAL	13

CONCLUSIONS AND RECOMENDATIONS	13

i

SUMMARY

This assessment report has been prepared by Wilmer Castro who has researched the mining, treatment, economic analysis and further development potential of the property. The Muluncay District comprises a total area of 343 hectares in a readily assessable region of southern Ecuador. The gold mineralization found in the district is associated with an extensive high grade gold and silver epithermal vein system. This Preliminary Assessment Report was prepared by the author at the request of Ecuador gold Corp. S A. and is based on:

• a site visit in January 2008;

• interviews with Company management and other consultants engaged to assist

I have visited the Muluncay District numerous times and am very familiar with the area and it’s potential.

The writer has been requested by the Management of Ecuadogold to summarize the geology and mineral potential of the Muluncay Project within the prospective gold and silver-bearing vein systems in the Occidental Andean Cordillera primarily the Gen and Cristina veins.

HISTORY

The hills of Zaruma and Portovelo have been mined for gold and silver for centuries. The Incas were already extracting gold and silver in the area with hydraulic mining of the oxidized parts of veins when Mercadillo, one of Pizzarro´s force, followed the Rio Amarillo River upstream and encountered the Inca mine and founded the town of Zaruma in 1549 (Billingsley, 1926). Exploitation of the Zaruma and Portovelo districts continued during the time of Spanish colonization until 1870 when an Ecuadorian-Chilean company was established.

In 1880, Grant Zaruma Company, from England, bought controlling shares of a newly formed Ecuadorian-Chilean mining company. Operational rights were immediately endorsed to Southern American Development Company (SADCO), an American company, who operated the mine from 1897 to 1950 by gaining control of the district’s main gold deposits in 1897. Exploration programs of SADCO commenced in 1896 and brought the mine into production at 108t/day in 1905. The mine was subsequently deepened to 13 level located at an elevation of 270m above sea level, 800m below the uppermost workings (PRODEMINCA, 2000 in Spencer, R.M. et al., 2002). In the 53years that followed, SADCO recovered some 3.5 million ounces of gold and 12 million ounces of silver from 7.6 million tones of ore at a cut-off grade of 14.4 g/t Au and 48.9 g/t Ag (Van Thournout et al., 1996).

After the lower levels of the Portovelo mine were flooded in 1944 and facing increasing costs, taxes and a complicated political situation, SADCO finally withdrew from the country in 1950 and the Ecuadorian government took over the mine. A state-owned company, CIMA, took over the mining operations in the area until 1980 and it is estimated to have produced a further 375,000 oz of gold by 1965. In 1984, thousands of poverty-stricken miners invaded the old SADCO pits and small-scale and artisan mining has been going on in the area ever since. An additional 35,000 to 50,000 oz of gold has been produced each year since then by informal miners, small-scale operating mining societies and principally from the family-owned BIRA. In the 1990´s statistical information, mining from the Zaruma and Portovelo areas totaled 3 million tons.

In the mid-1990s several overseas companies attempted to consolidate the area and carried out systematic exploration programs.

Current exploration by ECUADORGOLDCORP SA involved site visits and samples of vein material were taken from the Gen and Cristina veins. Gold values from several samples taken range up to 10.40 g/T. Other samples taken in other workings show values of up to 58.6 g/T gold, up to 209 g/T silver, up to 4.86% copper and up to 16.85% zinc. Data provided by the company notes that there are eight (8) mines on the concession. The two main producing mines, Nueva Esperanza and Aguacate (in a production stage) contain the three main major veins Cristina, Gen, and a third vein (name unknown to the author). In these two mines development work was seen to be carried out. This work includes advancing an additional 50 m beyond the actively mined veins to a fourth mineralized vein. The two tunnels are being advanced along this new vein to prepare it for exploitation. The tunnels are being reconditioned to allow a more efficient mining equipment transportation, in order to extract ore material with 10 two-tonne ore cars (20 tons) per trip from underground to the ore stockpile or primary crusher. The processing plant is currently operating and it contains the primary crusher, secondary crusher, a series of Chilean grinding mills and a series of Denver floatation cells to concentrate sulphide mineralization to capture both mineral ore and any gold-silver associated with those sulphides. There is a 125 hectare property less than one kilometer from the current processing plant. It is being considered to increase the capacity of the processing plant in such property. Company engineering and geological staff of ECUADORGOLDCORP S.A. are planning the additional six additional mines on the concession be brought to the production level of the two currently operating mines.

SADCO operated mines in the Zaruma-Portovelo-Ayapamba district for 46 years. During this time approximately 3.6 million ounces of gold and 12 million ounces of silver were produced. Production rates at the Grand Mine, the major producer in the district, are estimated up to a maximum of 200,000 tonnes per year, and gold grades were approximately 20-30 g/T. Significant quantities of silver, lead and zinc were also produced. The old SADCO operations, scattered throughout the district, generally (with the exception of the Grand Mine) only extended to a depth of approximately 200m below surface. The Grand Mine contains a gold-mineralized zone which extended to a depth of at least 660 m below surface. It was collared at an elevation 700 m below mine workings in the Muluncay concession area. This indicates that there is significant additional potential at depth of up to 1500 m within the Muluncay concession. A preliminary estimate of the resource is made by the author on the Muluncay Concession, from the two currently active veins (Gen and Cristina) with an estimated strike length of 1 km (the N-S length of the concession), an average width of 1.0 m and an average depth of 1000 m. Using a grade of 6 g/T as the average grade, this would produce an estimated tonnage of 400,000 T for each vein. There are presently 4 known veins, which would give a total current resource of 1,600,000 T, for a total of 9,600,000 g (300,000 oz) gold. Additional veins will be found during ongoing development and exploration. The tonnage estimate will very likely increase significantly. Secondary veins, stringers, breccia and disseminated mineralization in the wall rocks have never been exploited, or even properly assessed. It is the author’s opinion that with the improved, more economic mining and milling methods this resource can be taken advantage of, so that it is probable that this resource can be increase to greater than 2.0 million tons which would produce 9,600,000 g (375,000 oz) Au. However, this is a relatively low grade estimate when one considers that the cut-off grade for the SADCO operations was 14.6 g/ton. Using that value as an average grade 2.0 million tons of ore would produce 29,200,000 grams (912,500 oz) of gold. No estimate of the value derived from silver or sulphide concentrate has been made, but it would add a significant amount to the value of this resource. The history of the Zaruma mining operations indicates that there is a significant opportunity to apply modern mining methods to a major resource which has had only limited exploitation in the past.

DESCRIPTION AND LOCATION

Ecuadorgold is doing some development works at Muluncay concession, which is located in the Portovelo-Zaruma mining area, situated in the cantons of Ayapamba and Paccha, Province of El Oro of southern Ecuador and covers an area of 374 mining hectares at Latitude 03º 36’ 30” South and Longitude 79º40’ West. The following co-ordinates are based on a metric UTM grid system referenced to PSAD-56 datum and geographic zone 17.

Table 1 – Muluncay Boundary Coordinates

Easting - m	Northing - m
652000	9599400
653100	9599400
653100	9596800
651600	9596800
651600	9599000
652000	9599000
652000	9599400

The project is situated about 175 kilometres southeast and 60 kilometres east of the major Pacific port cities of Guayaquil and Machala, and lies on the cordillera occidental of the Andes, which runs the length of the west coast of North and South America.

ACCESSIBILITY, CLIMATE, PHYSIOGRAPHY,

LOCAL RESOURCES AND INFRASTRUCTURE

Access to the district from the coast is by a paved 2-lane road in good condition. It is approximately a 2 hour drive from the coastal city of Machala to the town of Portovelo, at the confluence of the Rio Amarillo and Rio Calera. From within the district access to most of the properties, including the Muluncay concession, is by secondary 1- to 2-lane paved roads which often continue to specific sites by tertiary single lane gravel roads, usually in conditions for 4 wheel drive vehicles. Access to these sites from Portovelo takes approximately 30 minutes.

The climate is subtropical and humid with temperatures ranging from 18º to 30º C. Yearly rainfall averages 1,341 mm, with heaviest rainfalls occurring in the months from January to June. Within the district, topography is moderately steep with elevations ranging from the 950 to 1650 m above sea level (ASL). The Portovelo-Zaruma-Ayapamba district is traditionally an underground mining camp. Those areas are not disturbed by mining activity used for farmlands and livestock raising. Any early stages of surface exploration work such as sampling and possible DDH drilling carried out by ECUADORGOLDCORP SA will involve minimal disruption to current surface activities of the communities.

Plate 1 – Typical Topography and Vegetation, area of Muluncay Concession

The population within the project area is approximately 50,000. Zaruma, has a population of 29,000, and Portovelo, with a population of 14,000 make up the majority, but there are numerous small villages of a few hundred people each (e.g. Ayapamba, Muluncay). The population has extensive experience in the recognition and mining of vein high-grade gold deposits, making them a valuable asset for future exploration, development and production throughout the entire region. Hotels, communication resources, public security and government institution representatives are pleased. In Pinãs, approximately 20 km distance to the west there are high-tension power lines providing electricity and are connected to both Zaruma and Portovelo. Cell phone use in this area allows communication with major centres in the country. The Rio Amarillo and Rio Calera rivers are able to supply adequate water for large scale mining operations throughout the year.

GEOLOGICAL SETTING

Regional

Regional geology of the southern part of Ecuador consists of basement rocks of the Triassic age Tahuin Series. These include San Roque Formation medium- to high-grade gneisses, schists and amphibolites overlain by a thick sequence of Capiro Formation low-grade mica schists, phyllites and quartzites, with a minor component of interfingering volcanic rocks.

This metamorphic basement is unconformably overlain by a thick sequence of Lower Cretaceous age Celica Formation massive, homogeneous volcanic lavas and tuffs. These are of andesite composition and are intercalated with minor sedimentary layers. The Celica Formation is intruded by small plutons of diorite to granodiorite composition, also Lower Cretaceous in age. This entire mass has been interpreted as a continental volcanic arc. All of these units are capped unconformably by Tertiary (Oligocene age) Saraguro Formation felsic volcanic lavas and pyroclastics, by later Miocene age Chinchillo Formation (currently referenced as Pisayambo Formation) rhyolite flows and pyroclastic.

There are two major regional faults. These are the Pinãs Fault and the Puente Busa –Palestina Fault. These faults have produced three tectonic blocks which have exposed bedrock to different depths. Between these two faults exposure consists of Celica Formation mafic to intermediate volcanics. Within the Celica Formation (Figure 4) is a thick series of andesitic lavas termed the Portovelo Series which occurs along a central N-S trending axis. These lavas act as host rocks to most of the vein systems in the Portovelo-Zaruma-Ayapamba region. Recent mapping has shown that the Celica Formation is unconformably overlain by two hydrothermally altered volcanic series, and is crosscut by a subvolcanic feeder systems. These volcanics are composed of intermediate pyroclastics and breccias, crosscut by younger small rhyolite stocks, dykes and sills. These rhyolitic rocks are concentrated along two NW trends in the central mountain ranges (Zaruma-Urco and Santa Barbara) and are due to resistant weathering caused by regional silicification. Most of the district vein-cavity fillings, including base and precious metals mineralization, are closely associated with this volcanic activity.

SECCION ESQUEMATICA DE LA ESTRATIGRAFIA DE RETAZOS SUR

IAMGOLD - ECUADOR
PROYECTO RETAZOS

FIGURA 3.2.
GEOLOGIA LOCAL

Escala, 1:75.000
Septiembre, 2003

LEYENDA GEOLOGIA

- Depósitos coluviales (QC)
- Depósitos aluviales (QA)
- Tobas de cristales de composición dacítica de color blanquesino (Tx(D))
- Tobas dacíticas de colores verdosos algunos con pedasos de pómez (Tdc)
- Depósitos volcano-sedimentarios (Ev)
- Lavas andesíticas (An)
- Brecha hidrotermal (cuarzo-turmalina) (BxH)
- Brecha de contacto (BxC)
- Brecha cataclástica (Bxcat)
- Tobas de lapilli con pómez y brechas de color verdosos (T-Bx(B))
- Flujos de escombros de composición andesítica de color verde claro (Bx(M))
- Flujos de escombros con matriz de coloración violeta (Bx(v))
- Diatrema

ROCAS INTRUSIVAS / PORFIDOS

- Pórfidos o diques de cuarzo monzoníticos (QM)
- Pórfodos o pequeños stock dacíticos ??? con biotita (PDc)
- Pórfido cuarzo diorítico (PQD)
- Pórfido diorítico (PD)
- Domo dacítico (DDc)
- Intrusivo granodiorítico (IGr)
- Stocks y diques de composición cuarzo-diorítico (IQD)
- Stocks y diques de composición diorítica (ID)
- Diorita melanocratica muy magnética (AB)
- Pórfidos andesíticos verdosos oscuros con pocos ojos de cuarzo no magnéticos (PA(1))
- Pórfidos andesíticos verdosos claros no magnéticos a veces con manchas violetas (PA)
- Gabro (GB)

ROCAS METAMORFICAS

- Meta andesitas (MAn)
- Esquistos grafíticos, sericíticos, cloríticos (Eq(2))
- Esquistos / cuarcitas (Eq(1))
- Migmatitas (Mig)
- Anfibolitas / gneis (MA/MG)
- Rocas metamórficas tipo anfibolitas (MA)
- Rocas metamórficas gneisicas (MG)

- Contacto
- Contacto inferido
- Falla

Significant structures in the district (Figure 5) include NW, NE and N-S trending high- and low-angle faults and circular structures. The N-S trending veins, dipping generally 70º to 90º NE, are the dominant though not the only structures for hosting gold, silver, lead, zinc and copper mineralization in the district. They are bound to the SW by the NW-trending Pinas Fault. The Puente Busa –Palestina Fault lies directly NE of the centre of the district and does not interfere with the continuity of faults, veins or mineralization beyond it to the NE.

N
APARTADERO
PLAYITAS
MULUNCAY
BUZA
ARCAPAMBA
CALERA CHICA
MALVAS
CALERA GRANDE
RAMIREZ PAMBA
ZARUMA
EL FAIQUE
EL CASTILLO
EL OSORIO
EL TABLON
PORTOVELO
Falla Pinas
Vetas Explotadas
Vetas Interpretadas
Vetas Observadas
Falla
Falla Inferida

IAMGOLD ECUADOR
PROYECTO RETAZOS

Figura 3.3
Mapa de Estructuras y Vetas
Escala 1:40000
Septiembre, 2003

Concentric district-size zones of propylitic, argillic, silicic and sericitic alteration cover the region and represent the collapse of a Miocene age volcano and the formation of a caldera. Supergene enrichment of gold mineralization is recognized in certain areas by the presence of strong patches of argillic alteration. Silicification represents the core of this alteration “aureole”. Silicification formed in two stages. One type, associated with most of the gold-silver-base metals mineralization, is related to the Portovelo-Zaruma axis. The second type is found in the Santa Barbara Mountain and is associated with rhyolite dykes and plugs, and with intense argillic alteration. A third type of silicification is found as wallrock alteration haloes of quartz-chlorite-sericite-adularia-calcite-(pyrite).

Concession

Bedrock underlying the Muluncay concession consists of Lower Cretaceous age Celica Formation massive volcanic lavas of andesitic composition. To the author’s knowledge no detailed mapping has been carried out on these host rocks. Within these host rocks are a series of sub-parallel structures. These local area structures encompass those veins found within the Muluncay concession, such as Gen and Cristina. This system of veins is the northern continuation of the large system of veins (e.g. Abundancia, Portovelo) which have been so vigorously mined in the Zaruma-Portovelo area for the last 400 years.

DEPOSIT TYPES

Gold mineralization within the district is considered to be a low- to intermediate sulphidation stage epithermal (Hedenquist, 2000) to upper mesothermal gold-silver-lead-zinc-copper system. Typically this type of mineralizing system includes pyrite-pyrrhotite-arsenopyrite and high-Fe sphalerite. Gangue minerals vary from vein through stockwork to disseminated forms. Gold is typically associated with quartz-adularia ± calcite ± sericite. This contrasts with high-sulphidation types which typically contain gold-pyrite-enargite-luzonite-covellite hosted by a leached residual core, with quartz-alunite, kaolin, pyrophyllite or diaspore. A subset of the low-sulphidation stage assemblage contains pyrite-tetrahedrite/tennantite-chalcopyrite and low-Fe sphalerite. This subset is also silver and base metal rich compared to low-sulphidation end members. Base metals within the Muluncay veins, as well as within much of the district mineralization may be an indicator for this intermediate assemblage. It could also indicate (especially the presence of significant galena –(lead) that the system has reached upper mesothermal depths.

MINERALIZATION
Regional

The gold bearing north-south trending sub-parallel systems of quartz veins occurring within the Portovelo-Zaruma district are found exclusively within the Cretaceous altered andesitic rocks (Portovelo Series).

Spatially the mineralization is arranged in three zones. In Zone 1 pyritization with little gold is seen in stockwork, shattering and brecciation around the Santa Barbara and Zaruma Mountains. Zone 2 contains gold-bearing quartz and quartz-adularia veins with abundant sulphides and is found in the Portovelo-Zaruma axis and NE of the Santa Barbara Mountains. A large aureole of gold-bearing quartz-calcite and quartz-chlorite, with abundant sulphosalts and minor sulphides, representing Zone 3, surrounds the core of sulphide mineralization. Muluncay lies within the NNW continuation of the Zone 2 type of mineralization. Based on the presence of adularia-sericite, the vein textures, the abundance of sulphides and calcite, the mineralization is considered to be part of an adularia-sericite low- to intermediate sulphidation epithermal gold system.

The quartz veins are predominately fault and fracture filling structures exhibiting pinch and swell, branching, composite banding, braided and loop features.

648 000 m.
650 000
652 000
654 000
656 000 m.
9 600 000 m.
9 598 000
9 596 000
9 594 000
9 592 000
9 590 000
9 588 000 m.
0
1
2 km
Zaruma
Portovelo
Piñas fault
Veins
Inferred Veins
Sulfide assemblages of veins:
Pyrite dominated
Chalcopyrite dominated
Sphalerite dominated
Galena dominated
Vein with molybdenite

IAMGOLD ECUADOR
PROYECTO RETAZOS

Figura 5.3
Mapa de distribucion de metales base en las Vetas
Escala
1:40000
Septiembre 2003

Regionally these mineralized veins extend horizontally for at least 15 km (the Portovelo-Zaruma-Ayapamba region), and have probable depths of at 1500 m (from local height of land to known depth of the Casa Negra Concession SADCO Grand Mine). Past-producing veins in the district range from 60 cm to 8 m, with an average width of 1.3 m. “Stringers” and narrow veins, as well as silicified wallrock, are virtually untested for their gold potential. As is typical in a standard epithermal gold system, there are some zones of “bonanza-type” high-grade gold mineralization (locally termed “clavos”) in the 30 to 200 g/tonne range. Clavos of this grade were reported by the owner on the Muluncay concession on one of the major veins (Cristina or Gen).

Most of the known gold is free-milling. Other mineralization includes silver (as electrum, sulphosalts and with galena) and copper-lead-zinc sulphides (chalcopyrite-galena-sphalerite).

The dominant north-south strike of the gold bearing quartz veins shows local variations in the proximity of cross faults. To the south of Rio Amarillo, the veins swing in a south-east direction, sub-parallel to the Pinas-Portovelo fault.

Three main types of gold bearing veins are present in the district. These are: 1) Quartz veins with disseminated pyrite, minor chlorite as streaks, bands and patches, and 2) Quartz veins with abundant pyrite and subordinate chalcopyrite, galena and sphalerite occurring as bands, patches and coarse disseminations, and 3) Carbonate veins with coarse calcite and calcite-quartz gangue occasionally with coarse galena, sphalerite and chlorite beside ubiquitous pyrite. Visible gold is not a common occurrence within the Portovelo-Zaruma-Ayapamba district. As a general rule, gold occurs as fine particles, often less than 100 mesh in size. According to microscopic studies carried out in the past, gold locally replaces sphalerite. Locally gold mineralization is present in the wall rock following north-east trending faults and fractures.

Post mineralization faulting along north-west striking cross faults has locally caused displacements of up to 40 metres in several gold bearing structures. Local detailed mapping and drilling is required to trace the continuity of this mineralization.

Concession

The two best-known and most continuously worked veins within the southern side of the Muluncay concession include Gen and Cristina. Other veins exist parallel to these two main structures but are not presently developed. Both the major and secondary veins are being mined on the north half of the concession but they have not been traced the entire length of the concession. The mineralization in the concession area ranges from a gold:silver ratio of 1:10 near surface to 1:15 at depth. Veins range up to 1500 m in strike length, and mines in the immediate area range from 1650 m ASL to 950 m ASL, giving a known depth of mineralization of at least 700 m. Vein widths range from 0.40 m to 1.40 m and are steeply dipping (70° to 90°) to the NE.

Typical Mine-Mill Complex, Muluncay Concession

FOTO 1: MOLINO TRAPICHE CHILENO

FOTO 2. MOLINO DE BOLAS

FOTO 3: PLANTA DE CIANURACION

The Gen and Cristina veins consist of milky quartz, being hard but brittle, and contain chalcopyrite (copper), sphalerite (zinc) and galena (lead) sulphide minerals. This mineralization is similar to that found in the Portovelo-Zaruma area mines, where it is quite common. The principal mineral accompanying the gold is pyrite (FeS2), but other minerals include safflorite (CoAs2), proustite (Ag3AsS3), tetrahedrite (Cu3SbS3-4), freibergite ((CuAg2ZnFe)3Sb2S6) and minor Au-Pb telluride minerals. These are indicative of a low-temperature near-surface environment.

EXPLORATION

Historical

Systematic exploration activity closely related to mining advance was carried out by SADCO from 1897 to 1950. However, only limited information is available from that period. Detailed underground maps and 103,657 assay result records have been recovered from local miners and from local archives by TVX Gold Corp. and IAMGOLD. Much of the SADCO data can be acquired from certain parties in Machala.

Modern exploration activity within the Zaruma – Portovelo Mining District begun in 1995 when a one-year property area consolidation and district-scale exploration was made by TVX Gold Corporation, a Canadian-based company. During this period, over 40 km of underground workings were surveyed and mapped on a 1:500 scale. Total amount of underground samples collected by TVX is estimated to be over 4,000. IAMGOLD reported 733 samples although many of these were from older maps and reports. Following TVX´s withdrawal from Ecuador in 1998, all information was acquired by IAMGOLD who continued exploration. This work including surface trenching, surface and underground sampling, surveying and diamond drilling and geological modelling. IAMGOLD databases contained the following:

680 surface rocks channel and chip samples

2,126 underground channel samples

5,415 soil samples

37 diamond drill hole results including sample assay results

1,114 DDH core samples

2,591 topographical control points survey

39 stream sediments samples

369 channel samples form surface trenching

647 500
650 000
652 500
655 000
9 605 000
9 602 500
9 600 000
9 597 500
9 595 000
9 592 500
9 590 000
9 587 500
RM1
RM9
RM8
RM2-5
RM7
RM10
RS6
RS1
RS8
RS10
RS7
RS9
RS3
RS15
RS4
RS14
RS16
RS17
RS12
RS2-5
RS23
RS21
RM13
RM12
RM11
RM16
RM14-15
RS19
RS20
RS18

LEYENDA GEOLOGIA

- Depósitos coluviales (QC)
- Depósitos aluviales (QA)
- Tobas de cristales de composición dacítica de color blanquesino (Tx(D))
- Tobas dacíticas de colores verdosos algunos con pedasos de pómez (Tdc)
- Depósitos volcano-sedimentarios (Ev)
- Lavas andesíticas (An)
- Brecha hidrotermal (cuarzo-turmalina) (BxH)
- Brecha de contacto (BxC)
- Brecha cataclástica (Bxcat)
- Tobas de lapilli con pómez y brechas de color verdosos (T-Bx(B))
- Flujos de escombros de composición andesítica de color verde claro (Bx(M))
- Flujos de escombros con matriz de coloración violeta (Bx(v))
- Diatrema

ROCAS INTRUSIVAS / PORFIDOS

- Pórfidos o diques de cuarzo monzoníticos (QM)
- Pórfidos o pequeños stock dacíticos ??? con biotita (PDc)
- Pórfido cuarzo diorítico (PQD)
- Pórfido diorítico (PD)
- Domo dacítico (DDc)
- Intrusivo granodiorítico (IGr)
- Stocks y diques de composición cuarzo-diorítico (IQD)
- Stocks y diques de composición diorítica (ID)
- Diorita melanocrática muy magnética (AB)
- Pórfidos andesíticos verdosos oscuros con pocos ojos de cuarzo no magnéticos (PA(1))
- Pórfidos andesíticos verdosos claros no magnéticos a veces con manchas violetas (PA)
- Gabro (GB)

ROCAS METAMORFICAS

- Meta andesitas (MAn)
- Esquistos grafíticos, sericíticos, cloríticos (Eq(2))
- Esquistos / cuarcitas (Eq(1))
- Migmatitas (Mig)
- Anfibolitas / gneis (MA/MG)
- Rocas metamórficas tipo anfibolitas (MA)
- Rocas metamórficas gneisicas (MG)

- Contacto
- Contacto inferido
- Falla

SECCION ESQUEMATICA DE LA ESTRATIGRAFIA DE RETAZOS SUR

IAMGOLD - ECUADOR
PROYECTO RETAZOS

FIGURA 8.1
Mapa de Ubicacion de Sondajes Perforados en el Proyecto por Iamgold

Escala, 1:75.000
Septiembre, 2003

Current

Current exploration by ECUADORGOLDCORP SA involved a numerous visits to the Muluncay concession visiting three separate mines within the concession. These included Fatima, Nueva Esperanza 1 and Aguacate (see Figure 6). Numerous other workings are present within the concession but were not investigated at these times. Several samples of vein material were taken by the author from the various workings, including samples from Gen, Cristina and a third vein. Assay results are shown in Table 2 below:

Table 2 – Assays from Independent Sampling, Mina Aguacate, Sept/06

Sample	Au g/T	Ag g/T	Cu %	Pb %	Zn %
483051	0.013	0.70	0.053	0.001	0.02
483052	0.015	7.0	0.089	0.02	0.02
483053	0.361	16.5	0.26	0.009	0.06
483054	2.76	37.1	0.85	0.03	0.19
483055	6.64	36.4	0.82	0.06	0.15
483056	3.25	23.8	0.69	0.03	0.21
483057	10.40	27.4	0.30	0.07	0.09

Gold values from these samples range between 0.13 and 10.40 g/T. Numerous samples taken by the author from other workings within the concession (# 483029 to 438050) show values of up to 58.6 g/T gold, up to 209 g/T silver, up to 4.86% copper and up to 16.85% zinc.

Personal communication with one of the representatives of the Company notes that as of the date of this report there are eight (8) mines on the concession. The two main producing mines, Nueva Esperanza and Aguacate (Lopez) contain the three main major veins Cristina and Gen, and a third vein. These two mines have had development work carried out. This work includes advancing an additional 50 m beyond the actively mined veins to a fourth mineralized vein. Tunnels are being advanced along this new vein in order to remove ore. Slashing is also being carried out, to give a 3 m high by 2.5 m wide haulage tunnel in each of the two active mines. Steel track has been installed. This now allows the use of an electric locomotive capable of hauling 10 two-tonne ore cars (20 tons) per trip from underground to the ore stockpile or primary crusher.

The primary crusher is located at the one currently operating processing plant. This processing plant contains the primary crusher, secondary crusher, a series of Chilean grinding mils being modified by the Company, and a series of Denver floatation cells to concentrate sulphide mineralization to capture both base metals and any gold-silver associated with those sulphides.

A temporary tailings pond is present on site to satisfy government environmental requirements for the current low tonnage production rate. There is a 125 hectare property less than one kilometer from the current processing plant, which is being studied by an independent consultant to conduct a required Environmental Impact Study in the area. This report will determine the viability of the sites use as along-term tailings pond and processing plant. Company engineering and geological staff are reviewing and planning which of the additional six additional mines on the concession should be considered to bring to the production level of the two currently operating mines.

DRILLING

Although modern diamond drilling has been carried out on the IAMGOLD claims, the author does not currently have access to the positions or logs of those holes. Therefore he has no knowledge of drilling done within the Muluncay concession.

SAMPLING METHODS AND APPROACH

As this was a preliminary investigation of the entire district, with no specific focus at the time of the visits on the Muluncay concession, the only intent of these assay results was to confirm assay values presented by other groups. The width of the vein (as well as could be seen) at each of these sample points was measured and recorded. The average width of these veins is 1.0 m, although the width can range up to 4 m.

The samples were bagged and sealed on the property. They, along with several other samples from the district, were delivered to the office of ECUADORGOLDCORP SA, based in Machala. From that office they were transported to the ALS-Chemex lab in Quito, Ecuador for sample preparation and analysis which weighed approximately 1 to 2 kg each. No blanks and standards were submitted by the author with the sample for Quality Control purposes.

SAMPLE PREPARATION, ANALYSES

General

For the multi-element analysis of 35 elements, Induced Coupled Plasma Mass Spectrometry (ICP-MS) was used. Au and Ag content was determined by Fire Assay-Atomic Absorption method from 30 g pulps. Pulps and rejects will be stored by the lab for a minimum of 90 days.

ADJACENT PROPERTIES

The Muluncay Project lies surrounded by the Dynasty concessions (Figure 3). Current activities by Dynasty can be found on their website.

EXPLORATION POTENTIAL

Measured and Indicated Resources

I visited 3 known operating mines Fatima, Nueva Esperanza and Aguacate, now known as the Jaceth Ethan and Mary Jane respectively within the Muluncay concession. Figure 6 shows numerous mine workings.

Exploration Potential

Like so many veins in the district which have been exploited for centuries, the near-surface easily accessible high-grade gold mineralization is being exhausted. Most of the mines in the district are currently extracting ore in the range of 3-7 g/T gold. It is the author’s opinion that new investment and detailed exploration will show that there is continuity of historical high-grade mineralization both along strike and at depth. The fact that ECUADORGOLDCORP SA has 5 currently undeveloped mines and has just opened a new mineralized vein indicates that there is excellent potential for finding new exploitable mineralized zones within the concession. Like most of the old SADCO operations (with the exception of the Grand Mine) workings only extended to a depth of approximately 200 m below surface. This is not because mineralization stops at that depth. The Grand Mine contains a gold-mineralized zone which extended to a depth of at least 660 m below surface. It was collared at an elevation 700 m below mine workings in the Muluncay concession area. This indicates that there is significant additional potential at depth of up to 1500 m for the Muluncay concession. A preliminary estimate of the resource is made by the author on the Muluncay Concession, from the two currently active veins (Gen and Cristina) with an estimated strike length of 1 km (the N-S length of the concession), an average width of 1.0 m and an average depth of 1000 m. Using a grade of 6 g/T as the average grade, this would produce an estimated tonnage of 400,000 T for each vein. There are presently 4 known veins, which would give a total current resource of 1,600,000 T, for a total of 9,600,000 g (300,000 oz) gold. Additional veins will be found during ongoing ECUADORGOLDCORP development and exploration. Although the grade and tonnage reserve of these new workings is not yet known the tonnage estimate will very likely increase significantly. Secondary veins, stringers, breccia and disseminated mineralization in the wallrocks have never been exploited, or even properly assessed. Slashing of haulage tunnels will assist in the examination of these zones. It is the author’s opinion that with the improved, more economic mining and milling methods this resource can be taken advantage of, so that it is probable that this resource can be increase to greater than 2.7 million tons which would produce 12,960,000 g (405,000 oz) Au. However, this is a relatively low grade estimate when one considers that the cut-off grade for the SADCO operations was 14.6 g/ton. Using that value as an average grade 2.7 million tons of ore would produce 39,552,000 grams (1´236,000 oz) of gold. No estimate of the value derived from silver or sulphide concentrate has been made, but it would add a significant amount to the value of this resource. The history of the Zaruma mining operations indicates that there is a significant opportunity to apply modern mining methods to a major resource which has had only limited exploitation in the past.

CONCLUSIONS

Descriptions of gangue and ore minerals, as well as the style of structures and their continuity along strike and to significant depth, indicates that the Portovelo-Zaruma-Ayapamba gold camp represents a low/intermediate sulphidation epithermal to upper mesothermal gold-silver base metals system associated with the structures related to a Miocene age collapse caldera.

The history of the Zaruma mining operations indicates that there is a significant opportunity to apply modern mining methods to a major resource which has had only limited exploitation in the past. It is the author’s opinion, based on site visits to various mines and mills in the district, and having reviewed reports on the district produced by other mining and exploration personnel, that there is significant additional mineral potential at depth of up to 1500 m for most of the concessions in the district. This includes those veins, both developed and known but undeveloped, contained within the Muluncay concession.

This data has been prepared at the request of ECUADORGOLDCORP SA and is intended to inform about the potential of the Muluncay concession for hosting one or more gold-silver-lead-zinc-copper deposits of sufficient grade and tonnage to be economically viable.

This report is a true and accurate representation of the assessment of the mineral potential of the Muluncay Project.

RESUME

PERSONAL DATA

Names:	Wilmer Guillermo
Last names:	Castro Vaca
City:	Machala
Address:	Décima Sur y Av. Las
Palmeras
Telephone Number:	085 502703
Marital Status:	Married
Nationality:	Ecuadorian
ID. card:	0701649998
Date of Birth:	Febrero 10, 1962
Place of Birth:	El Guabo

ACADEMICAL BACKGROUND

SECONDARY SCHOOL	Colegio Fiscal 9 de Octubre Majoring: Physics – Mathematics Machala – El Oro

SUPERIOR STUDIES	Universidad Estatal de Guayaquil Faculty de Natural Sciences School of Geology

ACADEMIC DEGREE	Geologist
Geology Engineer

WORK EXPERIENCE	Teaching assistant of the subject of
MINERALOGY II of the School of Geology, Faculty of
Natural Sciences, from June 1983 to February 87.

Geologic exploration - Underground Miner for BIRA S.A. Company located in Canton Zaruma, El Oro province, from February to August 1987.

Geological exploration - Underground Miner in BARBASCO 1 in Canton Portovelo, El Oro Province, from June to Augusto 1988.

Geological exploration – Alluvial Miner in KOLLA S.A. Company located in Canton Santa Rosa, province of El Oro, from October/88 to September/89.

Geological exploration - Underground Mining in BOCA GRANDE Mining Company located in Canton Pasaje, El Oro province, from January 1990 to September 1993.

Geological exploration - Underground miner for A . GRANDA C. Mining Company in the area of Molleturo, Azuay province, from January to April 1998.

Audit of the Information of Mining production of LEON 1 area, code No. 2364, corresponding to 2001 and 2002 years in February 2003.

Audit of the Report of Mining Production of LA VIÑA area, code No. 310, corresponding to 2002 year, in March 2003 ; in March 2004;, in March 2005; and in March 2006.

Audit of the Report of Commercial Mining Production of the ASSOCIACIÓN MINEROS INDEPENDIENTE AUTÓNOMOS SOCIEDADES MULUNCAY area, Code No. 338, corresponding to the years of 2002 - 2003, in March 2004 and in 2004, in March 2005.

Audit of the Report of Mining Production of ANDREIMA area, Code No. 700114, corresponding to 2003, in March 2004, and in March 2005.

Audit of the Report of Mining Production of LORRAINE area, Code No. 318, corresponding to 2004, March 2005; March 2006, and March 2007.

Audit of the Report of Mining Production of NUEVA ESPERANZA area, Code 152, corresponding to 2004 year, and March 2005.
Audit of the Report of Mining Production of LIMONCITO area, Code No. 2017, corresponding to 2003, March 2004, and March 2005.

Audit of the Report of Mining Production of CAROLINA J-A area, Code No. 300148, corresponding to 2005, March 2006, and March 2007.

Audit of the Report of Commercial Mining Production of SAN FERNANDO 1 area, code No. 6231.1, corresponding to 2005 - March 2006.

Audit of the Report of Commercial Mining Production of AMAYA and AMAYA II areas, codes No. 300385 and 300659, respectively corresponding to March 2006.

Audit of the Report of Commercial Mining Production of PINGLIO 1 area, Code No. 6, corresponding to 2005- March 2006, and 2006 - June 2007.

Geologic exploration - Underground Miner at Asociación de Producción, Beneficio, Fundición, Refinación, Comercialización de Oro y Otros Minerales “PLAYAS DE DAUCAY” in Canton Chilla, El Oro province, from January 2006 to date.

SEMINARIES	Economy and Policy of Hydrocarbons at the University of Guayaquil from February 21 to 25, 1983.

Civil Work Blast with Explosives at Escuela Politécnica del Litoral (University), from July 27 to 29, 1983.

Seminary and Workshop on Opaque Mineral Identification, at the University of Guayaquil, from June 11 to 23, 1984.

Evaluation of Hidrocarbon Deposits, at the University of Guayaquil, from November 12 to 16, 1984.

CONGRESS	III Geologic International Congress of Mining in the city of Guayaquil, from October 8 to 11, 1991.

COURSE	Training course on Mining Audit at the University of Guayaquil from October to Noviember 2001.

POSTGRADUATE	Degree in Business Management, Post graduate diploma equivalent to 15 credits, at the center of Superior Studies of Business Management of the University of Guayaquil from May 6 to July 16, 2000.

CERTIFICATE	Certificate of Registry of the Undersecretary’s office of Mines of the Ministry of Energy and Mines of the Republic of Ecuador as MINING CONSULTANT-AUDITOR, Registry No. 046, January 11, 2003.
Ing. Góel. WILMER CASTRO VACA
Consultor – Auditor Minero
Registro 046 SUBSECRETARIA DE MINAS
Machala, 13 de febrero del 2008